Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283182

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated November 20, 2024, as supplemented by Prospectus Supplement No. 1 dated January 30, 2025)

PROPHASE LABS, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 20, 2024 (the “Prospectus”), as previously supplemented by the prospectus supplement filed January 30, 2025, filed by ProPhase Labs, Inc. (the “Company,” “we,” “our,” or “us”) with the information contained in the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 2025. Accordingly, we have attached the Company’s Current Report on Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Markets (the “Nasdaq”) under the symbol “PRPH.” On October 3, 2025, the last reported sales price for our common stock was $0.56.

INVESTING IN OUR SECURITIES INVOLVES RISKS. WE STRONGLY RECOMMEND THAT YOU READ CAREFULLY THE RISKS WE DESCRIBE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS, AS WELL AS THE RISK FACTORS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS FROM OUR FILINGS MADE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE BASE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities we may be offering or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 6, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2025

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

626 RXR Plaza, 6th Floor Uniondale, New York	11556
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 989-0763

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

On August 27, 2025, ProPhase Labs, Inc. (the “Company”) delivered notice to Keystone Capital Partners, LLC (“Keystone”) to terminate, effective the next trading day, the Common Stock Purchase Agreement dated January 29, 2025, between the Company and Keystone (the “Keystone Agreement”). Pursuant to such notice, the Keystone Agreement terminated effectively on Thursday, August 28, 2025.

The Keystone Agreement established an equity line of credit facility under which the Company had the right, but not the obligation, to sell shares of its common stock to Keystone up to an aggregate purchase price of approximately $7.7 million. The Keystone Agreement provided that the Company could terminate the facility at any time, in its sole discretion, upon one trading day’s prior written notice, without cost or penalty. The Company terminated the Keystone Agreement in its sole discretion and incurred no penalties or termination fees in connection with the termination. Other than the Keystone Agreement, there are no material relationships between the Company or its affiliates and Keystone.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description
10.1	Termination Notice to Keystone Capital Partners, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Ted Karkus
Ted Karkus
Chairman of the Board and Chief Executive Officer

Date: August 28, 2025

Exhibit 10.1

[August 27, 2025]

Keystone Capital Partners, LLC

139 Fulton Street, Suite 412

New York, NY 10038

Telephone Number: (646) 349-0916

Email: fz@keystone-cp.com

Attention: Fredric G. Zaino

Re: Termination of Common Stock Purchase Agreement

Ladies and Gentlemen:

Reference is made to the Common Stock Purchase Agreement (the “Agreement”) dated January 29, 2025, by and between ProPhase Labs, Inc. (the “Company”) and Keystone Capital Partners, LLC (“Keystone”). Pursuant to Section 7.2, Other Termination, of the Agreement, the Company hereby provides written notice of termination.

The termination shall be effective on the first trading day following the settlement of any pending purchase notices that have not yet fully settled as of the date hereof, and in any event no earlier than one trading day following the date of this notice.

Please confirm your receipt of this notice.

Very truly yours,

PROPHASE LABS, INC.

By:	/s/
Name:	Ted Karkus
Title:	CEO

cc:	Pryor Cashman LLP
7 Times Square
New York, NY 10036
Attention: M. Ali Panjwani, Esq.